QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]

June 18, 2004

Genetronics Biomedical Corporation
11199 Sorrento Valley Road
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as your counsel in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act") for the registration for resale of 9,267,013 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Genetronics Biomedical Corporation, a Delaware corporation (the "Company"), which represents 6,412,542 shares of Common Stock issuable upon the conversion of 1,090.1333 shares (the "Preferred Shares") of the Company's Series C Cumulative Convertible Preferred Stock and 2,854,471 shares issuable upon the exercise of warrants (the "Warrants"). The Preferred Shares and the Warrants were originally issued in a private placement completed on May 20, 2004.

        You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that authorizes the issuance of the Preferred Shares, the Warrants and the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

        Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

        Based upon and subject to the foregoing, it is our opinion that the 9,267,013 Shares are duly authorized for issuance by the Company upon conversion of the Preferred Shares and exercise of the Warrants and that upon conversion of the Preferred Shares in accordance with the terms therefor as set forth in the Company's Certificate of Incorporation, as amended, and payment of the exercise price in accordance with the terms of the Warrants, as the case may be, the 9,267,013 Shares will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART LLP

Kirkpatrick & Lockhart LLP

QuickLinks

[LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]